Exhibit 4.2

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement (the “Agreement”), is made as of December 24, 2003, by and among U.S. BANK NATIONAL ASSOCIATION, as trustee for the Noteholders (“Trustee”), SILICON GRAPHICS, INC., a Delaware corporation (the “Grantor”), with reference to the following facts:

A. The Grantor has adopted certain trademarks and service marks, as identified herein and in Schedule A annexed hereto and made a part hereof, and

B. The Grantor is the owner and holder of certain patents, patent applications, inventions and trade secret information, as identified herein and in Schedule B annexed hereto and made a part hereof.

C. The Grantor is the owner of the copyrights in certain works of authorship, as described herein and in Schedule C annexed hereto and made a part hereof.

WHEREAS, the Grantor and U.S. Bank National Association, as Trustee are parties to (1) certain indentures, pursuant to which the Grantor is issuing notes in an aggregate principal amount of up to $230,591,000 (the “Notes”) and (2) a security agreement (the “Security Agreement”) dated as of the date hereof, pursuant to which Grantor has granted the Trustee a security interest in certain collateral, including the intellectual property collateral set forth in Schedules A, B and C hereto (the “ IP Collateral”);

WHEREAS, pursuant to the Security Agreement, the Grantor is required to execute and deliver this Agreement;

WHEREAS, the Grantor, the Trustee and the Wells Fargo Foothill, Inc. have entered into an Intercreditor Agreement, dated as of the date hereof setting forth the relative priorities of the parties’ security interests in the IP Collateral and other collateral in which the Trustee has been granted a security interest pursuant to the Security Agreement; and

WHEREAS, pursuant to the terms of the Indentures and the Security Agreement and subject to the terms of the Intercreditor Agreement, U.S. Bank National Association, in its capacity as Trustee has agreed to accept the pledge and assignment and the grant of a security interest in the IP Collateral under this Agreement as security for the Notes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Trustee to enter into the Indentures and to induce holders of the Grantor’s 5.25% Senior Convertible Notes due 2004 (the “Old Notes”) to exchange the Old Notes for the Notes, the parties hereto agree as follows:

D. This Agreement is the Intellectual Property Security Agreement as defined and described in the Security Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Security Agreement.

NOW, THEREFORE, IT IS AGREED that, for and in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Notes, the Grantor hereby grants to Trustee, subject to the Intercreditor Agreement and any other agreement or instrument evidencing Senior Priority Debt, for the benefit of the Noteholders, a continuing security interest in all of the Grantor’s right, title and interest in and to the IP Collateral, except for the Excluded Intellectual Property described in Schedule D annexed hereto and made a part hereof, including:

(a) all of the Grantor’s customer lists and other records of the Grantor relating to the distribution of products bearing, constituting or incorporating the Trademarks, Patent Collateral and Copyrights; and

(b) the proceeds and products, whether tangible or intangible, of any of the foregoing, including (w) proceeds from any claims by the Grantor against third parties for past, present or future infringement of the Trademarks, Patent Collateral or Copyrights and any royalties from licenses to third parties of the Trademarks, Patent Collateral or Copyrights, (x) proceeds of insurance covering any or all of the foregoing, and (y) any and all money, deposit accounts, or other tangible or intangible property, solely to the extent, in the case of each of the foregoing clauses (w), (x) and (y), resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided, however, that the IP Collateral shall not include (A) such General Intangibles: (i) which cannot be subject to a consensual security interest in favor of Trustee without the consent of the licensor or other party thereto, (ii) as to which any such restriction described in clause (i) is effective and enforceable under applicable law including Section 9318(4) of the Code or, from and after the effective date thereof, Section 9408 of the revised Article 9 of the Code, and (iii) to which such consent described in clause (i) has not been obtained by the party granting the security interest and (B) any property not subject to a Senior Priority Lien, other than any such property that was, immediately prior to the discharge of such Senior Priority Lien Obligations, subject to a Senior Priority Lien, except to the extent that such property, or any portion thereof, was disposed of in order to repay Senior Priority Lien Obligations.

1. The Grantor hereby represents, warrants, covenants and agrees as follows, except with respect to the Excluded Intellectual Property:

(a) The Grantor will promptly perform all acts and execute all documents, including, without limitation, grants of security in forms acceptable to Trustee and suitable for recording with (i) the United States Patent and Trademark Office and the United States Register of Copyrights, and (ii) the appropriate offices and agencies of foreign jurisdictions reasonably requested by the Trustee at any time to evidence, perfect, maintain, record or enforce Noteholders’ security interest in the IP Collateral or otherwise in furtherance of the provisions of this Agreement. The Grantor hereby authorizes the Trustee to execute and file one or more financing statements (and any similar documents) or copies thereof or of this Agreement with respect to the IP Collateral signed only by Trustee (with a copy sent to the Grantor).

(b) In the event that either the Grantor, either itself or through any subsidiary, affiliate, trustee, employee, licensee or designee, shall file an application for the registration of any trademark with the United States Patent and Trademark Office, or any similar office of the United States or in any office of the Secretary of State (or equivalent) of any state thereof, or for the registration of any copyright with the United States Register of Copyrights, or for the registration of any Trademark or Copyright in any similar office or agency of any country or political subdivision thereof throughout the world, or shall obtain registration of any Trademark or Copyright previously applied for, or shall adopt, acquire or obtain rights to any new trademark, or work for which a copyright application has been or is expected to be filed, the Grantor shall (i) inform the Trustee of any such event or action in reports which the Grantor is required to deliver to Trustee pursuant to the Security Agreement and, (ii) execute and deliver any and all assignments, agreements, instruments, documents and papers as are necessary or appropriate or as the Trustee may reasonably request to evidence the Noteholders’ security interest in such Trademark, or Copyright and the goodwill and general intangibles of the Grantor’s relating thereto or represented thereby. The Grantor hereby constitutes the Trustee, or its Trustee, its attorney-in-fact to execute and file all such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable until the Notes are paid in full. The Grantor authorizes the amendment of the schedules hereto to include any future Trademark, or Copyright registrations or applications which may be acquired or made by the Grantor.

2. Upon the occurrence and during the continuance of an Event of Default (as defined in the Indentures), the Trustee may, subject to the Intercreditor Agreement and except with respect to the Excluded Intellectual Property and except to the extent otherwise expressly provided or required below, do any one or more of the following, all of which are authorized by the Grantor, in addition to all other rights and remedies provided for in the Security Agreement, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently, without (except as provided herein or in the Security Agreement) notice to, or consent by the Grantor:

(a) Trustee may (without assuming any obligations or liability thereunder), at any time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of the Grantor in, to and under any one or more license agreements with respect to the IP Collateral, and take or refrain from taking any action under any thereof, and the Grantor hereby releases Noteholders from, and agrees to hold the Noteholders free and harmless from and against any claims arising out of, any action taken or omitted to be taken with respect to any such license agreement;

(b) The Trustee, for the benefit of the Noteholders, may, at any time and from time to time, upon ten (10) days’ prior notice to the Grantor, assign, sell, or otherwise dispose of the IP Collateral or any of it, either with or without special or other conditions or stipulations, with power to buy the IP Collateral or any part of it, and do all other acts and things for completing the assignment, sale or disposition which Trustee shall, in its sole discretion, deem appropriate or proper;

(c) In addition to the foregoing, in order to implement the assignment, sale, license or other disposal of any of the IP Collateral pursuant to subparagraphs 2(b) hereof, the Trustee may, at any time, pursuant to the authority granted in the Powers of Attorney described in paragraph 3 hereof (such authority becoming effective upon an Event of Default), execute and deliver on behalf of the Grantor one or more instruments of assignment sale, license or other disposition of the IP Collateral. The Grantor agrees to pay when due all reasonable costs incurred in any such transfer of the IP Collateral, including any taxes, fees and reasonable attorneys’ fees. The Trustee may apply the proceeds actually received from any such license, assignment, sale or other disposition in accordance with paragraph (d) of this Section 2; and the Grantor shall remain liable and will pay the Trustee on demand any deficiency remaining, together with interest thereon at a rate equal to the rate then payable on the Notes and the balance of any expenses unpaid. Nothing herein contained shall be construed as requiring the Trustee to take any such action at any time; and

(d) Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the IP Collateral pursuant hereto, shall be applied to the Notes until the Notes shall have been paid in full in cash. The application of proceeds hereunder to the Notes shall be made by the Trustee in accordance with the provisions of Article 6 of the Indentures.

3. The following documents will be concurrently executed and delivered to the Trustee as conditions precedent to the execution and delivery of this Agreement:

(a) Three original Powers of Attorney, in the form of Exhibit A, Exhibit B, and Exhibit C hereto, respectively, executed by the Grantor, for the implementation of any assignment, sale or other disposition of the Trademarks, Patent Collateral or Copyrights, respectively, pursuant to paragraphs 2(a) and (b) hereof;

4. No provision hereof shall be modified, altered or limited except by a written instrument expressly referring to this Agreement and executed by the party to be charged. This Agreement shall be binding upon the successors, permitted assigns or other legal representatives of the Grantor, and shall, together with the rights and remedies of the Noteholders hereunder inure to the benefit of the Noteholders, its successors, permitted assigns or other legal representatives. This Agreement and the IP Collateral, except for the Excluded Intellectual Property, shall be governed in all respects by the laws of the United States and the laws of the State of New York. If any term of this

Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby.

5. This Agreement shall continue to be effective and shall be reinstated in the event that at any time after the Notes have been paid in full, any payment of the Notes is rescinded or must otherwise be restored or returned by the Noteholders.

6. Upon payment and performance in full in cash by the Grantor of all of the obligations with respect to the Notes under the Indentures (other than indemnification obligations for which no claim has been made) and upon the termination of the Indentures, this Agreement shall terminate and the Trustee shall execute, file and record in each office in which any financing statement or assignment relative to the IP Collateral, or any part thereof, shall have been filed, a termination statement, assignment or other appropriate instrument releasing its interest therein, all without recourse to or warranty by the Noteholders and at the sole cost and expense of the Grantor.

7. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered on the day and year first above written.

SILICON GRAPHICS, INC.,
a Delaware corporation

By:	/s/ Jeffrey V. Zellmer
Name:	Jeffrey V. Zellmer
Its:	Senior Vice President and Chief Financial Officer

US BANK NATIONAL ASSOCIATION,
a California corporation, as Trustee

By:	/s/ Paula Oswald
Name:	Paula Oswald
Its:	Vice President

Schedule A:

See Tab 6, Schedule 5.16A to the Security Agreement

attached as Exhibit 4.1 to the

Current Report on Form 8-K filed on April 25, 2006

Schedule B:

See Tab 6, Schedule 5.16A

Schedule C:

See Tab 6, Schedule 5.16A

Schedule D:

See Tab 6, Schedule 5.16B